Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 4th day of February, 2009, by and between MEMC Electronic Materials Inc., a Delaware corporation (the “Company”), and Ahmad Chatila (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive as the chief executive officer of the Company and Executive desires to be employed by the Company on the terms and conditions set forth herein, with Executive’s actual first day of employment by the Company to be March 2, 2009 (such date, the “Effective Date”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.        Term; Position and Responsibilities. Unless Executive’s employment shall sooner terminate pursuant to Section 4 hereof, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for the term commencing on the Effective Date and ending on the four year anniversary of the Effective Date, provided that the term shall be automatically renewed for successive one-year terms following the expiration of the initial term described above (the initial term and each additional one-year term each, a “Term”), unless either party provides the other party with notice pursuant to Section 9(f) at least sixty (60) calendar days before the expiration of the applicable Term of its (or his) intention not to renew such Term, in which case the Executive’s employment shall terminate at the end of such Term. The entire period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties as the Company specifies from time to time. During the Employment Period, the Company will also cause the Board of Directors of the Company (the “Board”) to appoint Executive as a director of the Company and to nominate Executive for re-election to the Board when his term as director expires. Executive shall comply with all written policies and procedures of the Company. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities for the Company (except for (i) vacation time as set forth in Section 3(b) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive’s civic responsibilities, (B) such reasonable time as may be necessary from time to time for personal financial matters and (C) certain other activities with the prior written consent of the Board).

EXECUTION VERSION

2.        Compensation.

(a)       Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $750,000, payable in installments on the Company’s regular payroll dates. Executive’s base salary shall be reviewed annually by the Board and may be adjusted upwards by the Board, in its sole discretion. The annual base salary payable to Executive under this Section 2(a) shall hereinafter be referred to as the “Base Salary.”

(b)       Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn an annual bonus (an “Annual Bonus”) in respect of each calendar year in accordance with this Section 2(b) and pursuant to the terms of the Company’s Annual Incentive Plan then existing for such calendar year; provided, however, that, except as may be provided in Section 4(f) hereof, the Annual Bonus for any calendar year shall be payable to Executive only if Executive is employed by the Company on December 31 of such year. In respect of calendar year 2009 and thereafter, Executive will have a target bonus of 100% of Executive’s Base Salary and a maximum bonus of 200% of Executive’s Base Salary; provided, however, that for calendar year 2009, Executive’s bonus under this Section 2(b) shall be no less than $500,000. Any Annual Bonus that becomes payable to Executive shall be payable in the form of cash. The amount of any Annual Bonus and all other terms and conditions related thereto (including without limitation any performance criteria) shall be determined by the Board, in its sole discretion.

(c)       Transition Bonus. In lieu of a relocation allowance, Executive shall be paid a sign-on and transition bonus of $600,000 (the “Transition Bonus”), which Transition Bonus shall be paid to Executive within 30 days of the Effective Date. If Executive voluntarily terminates his employment with the Company (i) within one year of the Effective Date for a reason other than Good Reason (as defined below in Section 0), one hundred percent (100%) of the after tax amount of the Transition Bonus shall be repaid by Executive, in full, within 14 days of the date of his termination; and (ii) more than one year after the Effective Date but less than two years after the Effective Dave for a reason other than Good Reason (as defined below in Section 0), fifty percent (50%) of the after tax amount of the Transition Bonus shall be repaid by Executive, in full, within 14 days of the date of his termination.

(d)       Stock Options and RSUs.

(i)        Initial Equity Grants. On the Effective Date, the Company shall cause the Board or a committee thereof to grant to Executive (w) a non-qualified option to purchase 750,000 shares of common stock of the Company, at an exercise price per share equal to the fair market value per share as of the date of grant (the “Sign-on Option”), which Sign-on Option shall vest fifty percent on the third anniversary of the date of grant and fifty percent on the fifth anniversary of the date of grant; (x) an additional non-qualified option to purchase 750,000 shares of common stock of the Company, at an exercise price equal to the fair market value per share as of the date of grant (the "Service Option"), which Service Option shall vest twenty five percent per year on each of the first, second, third and fourth anniversary of the date of grant; (y) a non-qualified option to purchase 200,000 shares of common stock of the Company, at an exercise price per share equal to the fair market value per share as of the date of grant (the

EXECUTION VERSION

“Performance Option”, and together with the Sign-on Option and the Service Option, the “Options”), which Performance Option shall vest on the fourth anniversary of the date of grant if Executive is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index compounded annual growth rate by five percent (5%) over that four-year period (otherwise, the Performance Option will expire) all as more specifically set forth in the applicable stock option grant agreement for the Performance Option; provided, however, that 40% of the shares under the Performance Option shall vest on the third anniversary of the date of grant if Executive is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index compounded annual growth rate by five percent (5%) over that three-year period; and (z) a stock unit award in the amount of 75,000 shares (the “Sign-on RSUs”), which Sign-on RSUs shall vest twenty five percent per year on each of the first, second, third and fourth anniversary of the date of grant. The Options and the Sign-on RSUs shall be governed by the Company's 2001 Equity Incentive Plan, as it may be amended from time to time (the "2001 Equity Plan"), and shall be evidenced by separate stock option or RSU agreements executed by the Company and Executive (the "2001 Plan Stock Option Agreements"), which shall contain terms consistent with this Section 2(d)(i) and terms and condition that are substantially similar to the terms and conditions contained in the 2001 Equity Plan.

(ii)       Annual Grant. For any calendar year during the Employment Period, the Board in its discretion may make an award to Executive under the Company’s 2001 Equity Plan or any successor equity incentive plan thereto. The size and vesting of any such award shall be in the discretion of the Board. Notwithstanding the foregoing, in connection with the option grants and RSU grants to be provided to the Executive simultaneously with the execution of this Agreement, Executive understands that the Company does not intend to grant him any stock options or RSUs for the first four years of the Employment Period.

(iii)      Acceleration. Notwithstanding any contrary provision in Section 0(i) above, in the 2001 Equity Plan or in the 2001 Plan Stock Option Agreements, all grants of stock options and stock units received by Executive from the Company shall become 100% vested in the event that (a) the Company is subject to a Change in Control (as defined in the 2001 Equity Plan) before Executive’s employment with the Company terminates and (b) Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason (as these terms are defined below) within two years after such Change in Control.

3.        Employee Benefits and Perquisites.

(a)       Participation in Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to the senior executives of the Company including to the extent maintained by the Company life, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.

(b)       Vacation. During the Employment Period, Executive shall be entitled to the same amount of annual vacation that is generally available to the senior executives of the Company, as may be increased from time to time consistent with the Company’s past practices.

EXECUTION VERSION

(c)       Relocation. Executive shall relocate to the St. Peters, Missouri area.

(d)       Indemnification. Executive and the Company shall enter into an indemnification agreement substantially similar to the existing indemnification agreements between by the Company and its directors and officers.

4.         Termination of Employment. Executive’s employment may be terminated prior to the end of the Term specified in Section 1 hereof as follows:

(a)       Termination Due to Death or Disability. Executive’s employment may be terminated by the Company due to Executive’s Disability (as defined below). In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company due to Executive’s Disability, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, “Disability” shall mean a physical or mental condition entitling Executive to benefits under the long-term disability policy maintained by the Company, as such policy may be amended from time to time. Executive’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy.

(b)       Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below). In the event of a termination of Executive’s employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, “Cause” shall mean (i) the failure of Executive to make a good faith effort to substantially perform his duties hereunder (other than any such failure due to Executive’s Disability) or Executive’s insubordination with respect to a specific resolution of the Board; (ii) Executive’s dishonesty, gross negligence in the performance of his duties hereunder or engaging in willful misconduct, but only if such action or omission has caused or is reasonably expected to result in direct or indirect material injury to the Company or any of its Affiliates (as defined below in Section 0); (iii) breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates or material violation of any written Company policy applicable to Executive; or (iv) Executive’s indictment for a crime that constitutes a felony or other crime of moral turpitude or fraud that reasonably could impair Executive’s ability to satisfactorily perform his duties hereunder. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that Executive’s employment could have been terminated for Cause hereunder, Executive’s employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. Notwithstanding the foregoing, a failure, insubordination or breach described in items (i) or (iii) above shall not constitute Cause unless the Company shall have first given Executive written notice describing the failure, insubordination or breach and a reasonable opportunity, not less than ten (10) business days in length, to cure such failure, insubordination or breach.

(c)       Termination Without Cause. Executive’s employment may be terminated by the Company Without Cause (as defined below). In the event of a termination of Executive’s employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(i). A termination “Without Cause” shall

EXECUTION VERSION

mean a termination of Executive’s employment by the Company during the Term specified in Section 1 hereof other than due to Executive’s death, Disability or for Cause.

(d)       Termination by Executive. In the event that Executive terminates his employment for Good Reason (as defined below), Executive shall be entitled to the termination benefits described in Section 4(f)(i). In the event that Executive terminates his employment Without Good Reason (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company following the occurrence, without Executive's consent, of any of the following events: (i) a material reduction in Executive’s authority, duties or responsibilities, (ii) a requirement that Executive report to anyone other than the Board, (iii) a material reduction in Executive's total compensation, unless such reduction is part of a reduction applicable to a broad class of management employees, (iv) any other material breach of this Agreement by the Company or (v) relocation of Executive's principal work location to more than twenty-five (25) miles from Executive's current principal work location, provided that (x) within sixty (60) days following the occurrence of any of the events set forth herein, Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive's right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances to the reasonable satisfaction of Executive within thirty (30) days after receipt of such notice and (y) Executive delivers a Notice of Termination to the Company in accordance with Section 4(e) within thirty (30) days following the Company's failure to cure such circumstances within the time period specified above. A termination "Without Good Reason" shall mean a termination of Executive's employment by Executive during the Term specified in Section 1 hereof other than a termination of Executive's employment by Executive for Good Reason in accordance with the foregoing procedures.

(e)       Notice of Termination; Date of Termination.

(i)        Notice of Termination. Any termination by the Company pursuant to Section 4(a), 4(b) or 4(c), or by Executive pursuant to Section 4(d), shall be communicated by a Notice of Termination addressed to the other party to this Agreement in accordance with the notice provisions of Section 0. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company and stating the proposed effective date of such termination, provided such effective date shall not be sooner than the dates provided in Section 4(e)(ii).

(ii)       Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Company for Cause or Without Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, (iii) if Executive’s employment is terminated due to either party providing the other party with notice of non-renewal of the Term in accordance with Section 1 hereof, the last day of such Term, (iv) if Executive’s employment is terminated due to Executive’s Disability, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is

EXECUTION VERSION

given, and (v) if Executive’s employment is terminated by Executive for any reason, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given.

(f)       Payments Upon Certain Terminations.

(i)        Termination by the Company Without Cause or by Executive for Good Reason. In the event Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason at any time prior to the end of the Term specified in Section 1 hereof, the Company shall pay to Executive (A) his Base Salary through the Date of Termination and (B) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, in each case to the extent not yet paid, within thirty (30) days after the Date of Termination. In addition, in the event that a Separation (as defined below in Section 0) occurs because Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, in either case, prior to the end to the Term specified in Section 1 hereof, subject to the effectiveness of Executive’s execution of a general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors in the form substantially similar to the Separation Agreement and General Release attached hereto as Exhibit A (the “Separation Agreement”), and subject to Executive’s compliance with the terms and conditions contained in this Agreement, Executive (or, following his death, Executive’s estate) shall be entitled to (C) the continuation of Executive’s Base Salary for the two-year period beginning on the Date of Termination (the “Severance Period”), (D) continued coverage under the Company’s group health care plan through the earlier of the end of the Severance Period and the date the Executive becomes eligible for coverage under another group health care plan and (E) a pro rata portion of the earned amount of Executive’s Annual Bonus for the year in which the Date of Termination occurs. The “earned amount” of Executive’s Annual Bonus for the year in which the Date of Termination occurs shall be calculated based on the Company’s actual results (or projected results, as may be applicable) in such year to date (prior to the termination). Such pro rata portion shall be equal to the earned amount of the Annual Bonus multiplied by a fraction, the numerator of which is the number of days of service that Executive completed in such year and the denominator of which is 365. The salary continuation payments shall commence within 60 days after the Date of Termination and, upon commencement, shall be made retroactively to the Date of Termination. The pro rata portion of the Annual Bonus calculated above shall be paid within 60 days after the Date of Termination. Equity awards held by the Executive on the Date of Termination shall be governed by the applicable option plans and/or agreements for such awards. Notwithstanding the foregoing, and again subject to the execution and effectiveness of the Separation Agreement, in the event that the Company terminates Executive's employment Without Cause or Executive terminates his employment for Good Reason, in either case prior to the second anniversary of the Effective Date, the Board of Directors of the Company shall take all appropriate action to allow Executive to become immediately vested in 187,500 shares of Company common stock underlying the Service Option, 187,500 shares of Company common stock underlying the Sign-on Option and 18,750 shares of the Sign-on RSUs.

(ii)       Termination Due to Executive’s Death or Disability, by the Company for Cause, by Executive Without Good Reason, or as a result of failure to renew the Term. If, at any time prior to the end of the Term specified in Section 1 hereof, Executive’s employment is

EXECUTION VERSION

terminated due to Executive’s death or Disability, by the Company for Cause, by Executive Without Good Reason, or as a result of either party serving notice of non-renewal of the Term as provided in Section 1, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) (i) his Base Salary through the Date of Termination and (ii) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, in each case to the extent not yet paid, within thirty (30) days following the Date of Termination. Equity awards held by the Executive on the Date of Termination shall be governed by the applicable option plans and/or agreements for such awards.

(iii)      Except as specifically set forth in this Section 4(f), Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 4(f) shall supersede the provisions of any such plan, policy, program or practice), except as may be required with respect to any vested benefits under any tax-qualified plan maintained or contributed to by the Company or Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). For avoidance of doubt, upon any termination of Executive’s employment, any outstanding Options not yet vested as of the Date of Termination shall expire and be canceled effective as of the Date of Termination; provided, however, that Executive shall be entitled to retain any vested options in accordance with the applicable option plans and/or agreements for such options.

(g)       Resignation upon Termination. Effective as of any Date of Termination under this Section 4 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all director, officer or other positions then held by him with the Company and all of its Affiliates.

5.         Share Ownership or Retention Guidelines.

Executive agrees to comply with any reasonable share ownership or share retention guidelines as may be adopted by the Board from time to time, which guidelines would require Executive to own a minimum number of shares of Common Stock (excluding shares underlying unexercised options held by Executive) or retain a minimum number of shares of Common Stock upon the exercise of an option or vesting of an RSU, all subject to approval of the Company’s Compensation Committee and compliance with the Company’s insider trading policies and applicable securities laws.

6.         Confidentiality Agreement.

The provisions of the confidentiality agreement between Executive and the Company, dated as of the date hereof, a copy of which is attached as Exhibit B (the “Confidentiality Agreement”), shall continue in full force and effect and are incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement shall control.

7.         Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive referenced in Section 6 hereof and contained in the Confidentiality Agreement

EXECUTION VERSION

relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or any other security) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

8.         Entire Agreement. Subject to the terms of the various plans and documents referenced herein, this Agreement constitutes the entire agreement among the parties hereto with respect to Executive’s employment and his right to compensation and benefits, including without limitation severance or termination pay. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other Person and those contained in any prior offer, employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

9.         Miscellaneous.

(a)       Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

(c)       Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d)       Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e)       Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity,

EXECUTION VERSION

legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In addition, if any of the provisions referenced in Section 6 hereof and contained in the Confidentiality Agreement is for any reason held by a court to be excessively broad as to duration, geographical scope, activity, subject matter or otherwise then such provision will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

(f)        Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it at:

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’ Fallon)

P.O. Box 8

St. Peters, Missouri 63376-0008

Attention: General Counsel

(B)	if to Executive, to him at his residential address as currently on file with the Company.

(g)       Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive’s employment with the Company, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

(h)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(i)        Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

EXECUTION VERSION

(j)        Certain Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Separation”: means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

(k)       409A Compliance. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 4(f)(i) is hereby designated as a separate payment. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (A) the salary continuation payments under Section 4(f)(i), to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after Executive’s Separation and (B) the installments that otherwise would have been paid during the first six months following Executive’s Separation shall be paid in a lump sum when such salary continuation payments commence. Prior to the date such lump sum is paid to Executive in accordance with this Section 9(k), interest shall accrue thereon at a reasonable rate of interest as determined by the Board, but in no event less than the Applicable Federal Rate prescribed by the Internal Revenue Service.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ John Marren
Name: John Marren
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Ahmad Chatila
Name: Ahmad Chatila

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXECUTION VERSION

Exhibit A

Separation Agreement

EXECUTION VERSION

Exhibit B

Confidentiality Agreement